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                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated as of January 30, 1998 between THE DIME SAVINGS BANK OF NEW YORK, FSB (the "Bank"), a federal stock savings bank having its principal executive offices at 589 Fifth Avenue, New York, New York 10017, and Gene C. Brooks (the "Officer").

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      A.  The Bank is desirous of employing the Officer upon the terms and conditions set forth in this Agreement.

      B. The Officer is desirous of being employed by the Bank upon the terms and conditions set forth in this Agreement.

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      Therefore, the Bank and the Officer, intending to be legally bound, agree as follows:

             1. Employment. Subject to the terms and conditions of this Agreement, the Bank hereby employs the Officer, and the Officer hereby accepts such employment.

             2. Term of Employment. (a) The initial term of the Officer's employment under this Agreement shall be deemed to have commenced on the date of this Agreement and shall continue until March 1, 2001. This Agreement shall be renewed automatically for one additional year on March 1, 1999, and on each March 1 thereafter, unless (x) the Officer or the Bank gives contrary written notice to the other, at least 10 days prior to any such renewal date, or (y) this Agreement has been otherwise terminated in accordance with its provisions. During each calendar year of the term of this Agreement beginning with 1999 (unless notice of non-renewal

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of this Agreement shall have previously been given by the Bank or the Officer pursuant to the immediately preceding sentence), the Board of Directors of the Bank (or a duly authorized committee of the Board or subcommittee of such committee) shall, no later than the last day in each such year on which the Bank may give the Officer notice of non-renewal pursuant to the immediately preceding sentence, review and determine whether the Bank shall give the Officer such notice of non-renewal with respect to the March 1 renewal date in such year; provided, however, that nothing in this sentence shall be construed as limiting the Bank's ability to give notice of non-renewal pursuant to the immediately preceding sentence at any other time. A determination by the Board of Directors of the Bank (or a duly authorized committee of the Board or subcommittee of such committee) in any year that the Bank shall not give notice of non-renewal with respect to the March 1 renewal date in such year shall be deemed to be the Board's approval of the renewal of this Agreement on such renewal date. Except as otherwise provided in Section 11(c)(iv) of this Agreement, neither the giving of notice of non-renewal pursuant to clause (x) of the second sentence of this Section 2(a), nor the subsequent expiration of the Term of this Agreement as a result of the giving of such notice, shall be deemed to be a termination of the Officer's employment under this Agreement. (As used in this Agreement, (i) "Term" shall mean the initial term and any renewal term of this Agreement and (ii) "remaining Term" shall mean the balance of the Term in effect at a specified time without regard to potential future renewals under the renewal provision of this Section 2(a).)

            (b) The Officer's employment may be terminated during the Term of this Agreement by the Bank or the Officer in the manner specified in this Agreement. Any such termination of employment shall result in a termination of this Agreement on the Effective Date

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of Termination (as defined in Section 13); provided that, notwithstanding anything to the contrary in the foregoing, any right of the Officer to any payments or benefits as a result of a termination of the Officer's employment (as provided in this Agreement) shall survive the termination of this Agreement.

             3. Office. During the Term, the Officer shall serve as an officer of the Bank. In addition, during the Term, the Officer shall serve, for the period for which the Officer may from time to time be elected, as an officer or director of any subsidiary or affiliate of the Bank.

             4. Duties. The Officer initially shall serve as Director of the Office of the Secretary and Senior Legal Advisor of the Bank; provided, that the Officer shall hold comparable or additional positions, and perform comparable or additional duties, as may from time to time be assigned to the Officer. During the Term (except for periods of illness and vacation), substantially all of the Officer's business time, attention, skill and efforts shall be devoted to the performance of the Officer's duties under this Agreement.

             5. Compensation. (a) The annual salary of the Officer during the Term shall be fixed by the Board of Directors of the Bank (or a duly authorized committee of the Board or subcommittee of such committee) and shall be payable in installments in accordance with the prevailing general payroll practice of the Bank as it may exist from time to time. The initial annual salary of the Officer during the Term shall be the Officer's annual salary on the date of this Agreement. The Board of Directors of the Bank (or a duly authorized committee of the Board or subcommittee of such committee) may increase or decrease the Officer's annual salary from time to time; provided that, except for decreases that are applied generally to officers of comparable rank, such annual salary shall not be decreased by more than 25% in any one

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calendar year. As used in this Agreement, "annual salary" shall mean, at any time, the annual rate of salary then payable to the Officer pursuant to this
Section 5(a) (before deduction of any amounts deferred under any deferred compensation plan of the Bank, any voluntary contributions to the Retirement 401(k) Investment Plan of Dime Bancorp, Inc. (the "Company"), or any other similar qualified plan or any other deductions from income) and shall be exclusive of bonuses, incentive compensation or other compensation or benefits paid to or accrued for the Officer other than pursuant to this Section 5(a).

             (b) The Officer shall not have or acquire by virtue of this Agreement any rights to participate in, or receive benefits with respect to, any compensation or benefit plan or program of the Bank, except (i) that while employed by the Bank the Officer may participate in such plans or programs to the extent provided in such plans and programs and on the same basis as if the Officer's employment were not subject to the terms and conditions of this Agreement, or (ii) as otherwise specifically provided in this Agreement. The Officer shall participate in the Company's Supplemental Executive Retirement Plan (the "SERP") with a "Pension Goal" under such plan of not less that 50% of "Average Compensation" (with each such term as defined in the SERP), subject to the vesting provisions under the SERP, or, solely as applicable, Section 11(g)(i).

             (c) Notwithstanding anything to the contrary in the foregoing provisions, the payment of any amounts that would otherwise be payable to the Officer but which would be in excess of the amount which the Company or the Bank could deduct for federal income tax purposes if then paid, on account of the operation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be deferred to the extent such deferral is required

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pursuant to a policy adopted by the Compensation Committee or the Board of
Directors of the Company or the Bank and, to the extent so deferred, shall be payable pursuant to the relevant terms of the Dime Bancorp, Inc. Voluntary Deferred Compensation Plan; provided, however, that, if a Change in Control (as defined in Section 11(a)) has occurred, deferral of amounts payable hereunder to the Officer on or after the date of such Change in Control will only be required if and to the extent such policy in effect immediately prior to the Change in Control (without taking into consideration any changes therein made in contemplation of the occurrence of the Change in Control) requires or would have required such deferral.

             6. Disability. (a) The Bank may terminate the Officer's employment under this Agreement for "permanent disability" if (i) the Officer shall become physically or mentally disabled or incapacitated to the extent that the Officer has been absent from the Officer's duties with the Bank on account of such disabilities or incapacitation as determined in a manner consistent with the policy which applies generally to employees of the Bank on a full-time basis for a period of six consecutive months, and (ii) within 30 days after written notice of proposed termination for permanent disability is given by the Bank to the Officer, the Officer shall not have returned to full-time performance of the Officer's duties.

             (b) In the event of termination for "permanent disability," the Bank shall continue to pay the Officer an amount equal to the Officer's then annual salary pursuant to Section 5(a) (less any benefits that would have been payable to the Officer had the Officer elected the maximum available amount of disability insurance coverage available from the Bank) for a period commencing on the Effective Date of Termination and ending on the first anniversary thereof (or the end of the remaining Term in effect immediately prior to the Effective Date of

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Termination, if earlier). Notwithstanding the first sentence of this Section
6(b), any such payment shall terminate upon the earliest to occur of (A) the date the Officer returns to full-time employment with the Bank; (B) the Officer's full-time employment by another employer; or (C) the Officer's death. In the event of termination for "permanent disability," the Bank also shall continue to provide until the end of the remaining Term in effect immediately prior to the Effective Date of Termination (or the Officer's earlier death) all life, medical and dental insurance coverage as is otherwise maintained by the Bank for full-time employees, provided that the Officer shall continue to pay all amounts in respect of such coverage that an employee receiving the same level of coverage is or would be required to pay. In the event of a termination of the Officer's employment for "permanent disability" at any time during the remaining Term in effect at the time of a Change in Control (as defined in Section 11(a)), the provisions of Section 11 shall apply in lieu of the provisions of this Section 6(b).

             (c) There shall be no reduction in the compensation payable to the Officer or the Officer's other rights under this Agreement during any period when the Officer is incapable of performing some or all of the Officer's duties by reason of temporary or partial disability.

      7. Death. In the event of the Officer's death during the Term, this Agreement and all of the Bank's obligations under this Agreement shall terminate.

             8. Termination by the Bank. (a) The Bank may terminate the Officer's employment under this Agreement at any time by giving the Officer written notice of such termination, provided that, except where termination is for "cause" (as defined in Section 8(b)(ii)), such notice shall be provided at least 30 days prior to the Effective Date of Termination. In the event of a termination of the Officer's employment by the Bank, other than a termination

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for "cause" (as defined in Section 8(b)(ii)), the Bank shall (subject to the provisions of Section 8(c)) continue from the Effective Date of Termination through the end of the Severance Period (as defined in Section 8(b)(i)) to (1) pay the Officer's annual salary in effect immediately prior to the Effective Date of Termination to the Officer and (2) maintain (for the Officer and, during such period but prior to the Officer's death, for the Officer's spouse and dependents, as applicable) all life, medical and dental insurance coverage as is otherwise maintained by the Bank for full-time employees, provided that the Officer shall continue to pay any amounts in respect of such coverage that an employee receiving the same level of coverage is or would be required to pay. In the event of a termination of the Officer's employment by the Bank at any time during the remaining Term in effect at the time of a Change in Control, the provisions of Section 11 shall apply in lieu of the provisions of the immediately preceding sentence of this Section 8(a).

             (b)(i) As used in Section 8(a) above, the term "Severance Period" shall mean the period of time equal to the Length of Service Factor multiplied by the Age Multiplier. The Length of Service Factor shall be (i) six months if the Officer has been employed by the Bank for a total of two years or less or
(ii) 12 months if the Officer has been employed by the Bank for a total of over two years. The Age Multiplier shall be (A) 1.0 if the Officer is under age 50,
(B) 1.25 if the Officer is age 50 or over but below age 55, (C) 1.375 if the Officer is age 55 or over but below age 60 and (D) 1.5 if the Officer is age 60 or over. In calculating the Length of Service Factor and the Age Multiplier, the length of the Officer's employment by the Bank and the Officer's age shall be the Officer's length of employment and age (as the case may be) at the time notice of termination of the Officer's employment is given by the Bank.

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             (ii) The Officer shall have no right to receive compensation or other benefits under this Agreement for any period after the Effective Date of Termination if the Officer's employment is terminated for cause. As used in this Agreement, "cause" shall mean the Officer's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform assigned duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order or material breach of any provision of this Agreement.

             (c)(i) Notwithstanding any other provision of this Section 8 or of
Section 11, if at the Effective Date of Termination any statute, regulation, order, agreement, or regulatory interpretation thereof that is valid and binding upon the Bank (a "Regulatory Restriction") shall restrict, prohibit or limit the amount of any payment or the provision of any benefit that the Bank would otherwise be liable for under this Section 8 or under Section 11, then the amount that the Bank shall pay to the Officer hereunder shall not exceed the maximum amount permissible under such Regulatory Restriction; provided, that if such Regulatory Restriction shall subsequently be rescinded, superseded, amended or otherwise determined not to restrict, limit or prohibit payment by the Bank of amounts otherwise due the Officer hereunder, then the Bank shall promptly thereafter pay to such Officer any amounts (or the value of any benefit) previously withheld from such Officer as a result of such Regulatory Restriction.

             (ii) Notwithstanding any other provision of this Section 8 or of
Section 11, in the event that any amount otherwise payable hereunder, other than on account of events described in Sections 11(c)(i) or 11(c)(ii) following a Change in Control (as hereinafter defined), would be deemed to constitute a parachute payment (a "Parachute Payment") within the meaning of

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Section 280G of the Code, and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder (other than amounts payable under the SERP or otherwise payable on account of events described in Sections 11(c)(i) or 11(c)(ii) following a Change in Control) shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Bank shall determine in its sole discretion. References to the Code in this Agreement shall be to the Code as presently in effect or to the corresponding provisions of any succeeding law.

             9. Voluntary Termination by the Officer. The Officer shall have the right to terminate the Officer's employment under this Agreement at any time upon at least 30 but not more than 60 days' prior written notice to the Bank. If this Agreement is terminated pursuant to the immediately preceding sentence, all of the Bank's obligations under this Agreement shall terminate and the Officer shall not be entitled to any compensation or benefits after the Effective Date of Termination, except to the extent provided in Section 11.

             10. Additional Termination and Suspension Provisions. (a) If the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(3) or
(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

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             (b) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties.

             (c) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of Thrift Supervision or his or her designee (the "Director"), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

             (d) If the Officer is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (a) pay the Officer all or part of the compensation withheld while its contract obligations were suspended and (b) reinstate (in whole or in part) any of its obligations which were suspended.

             (e) The provisions of paragraphs (a) through (d) of this Section 10 are required to be set forth in this Agreement by regulations applicable to the Bank on the date of this Agreement. If any such regulation shall hereafter be amended or modified, or if any new

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regulation applicable to the Bank and effective after the date of this
Agreement shall require the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of paragraphs (a) through (d) of this Section 10 shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation.

             11. Change in Control. (a) As used in this Agreement, a "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

             (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities; or

             (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of the Company: individuals who, on July 24, 1997, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on July

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      24, 1997 or whose appointment, election or nomination for election was previously so approved or recommended; or

             (III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting power of the securities of the Company, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected solely to implement a recapitalization of the Company or the Bank (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or the Bank (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company's or the Bank's then outstanding securities; or

             (IV) the stockholders of the Company or the Bank approve a plan of complete liquidation or dissolution of the Company or the Bank, respectively, or there is consummated a sale or disposition by the Company or any of its subsidiaries of any assets which individually or as part of a series of related

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      transactions constitute all or substantially all of the Company's consolidated assets (provided that, for these purposes, a sale of all or substantially all of the voting securities of the Bank or a Parent of the Bank shall be deemed to constitute a sale of substantially all of the Company's consolidated assets), other than any such sale or disposition to an entity at least 65% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company immediately prior to such sale or disposition; or

             (V) the execution of a binding agreement that if consummated would result in a Change in Control of a type specified in clause (I) or
      (III) of this Section 11(a) (an "Acquisition Agreement") or of a binding agreement for the sale or disposition of assets that, if consummated, would result in a Change in Control of a type specified in clause (IV) of this Section 11(a) (an "Asset Sale Agreement") or the adoption by the Board of Directors of the Company or the Bank of a plan of complete liquidation or dissolution of the Company or the Bank that, if consummated, would result in a Change in Control of a type specified in clause (IV) of this Section 11(a) (a "Plan of Liquidation"), provided however, that a Change in Control of the type specified in this clause
      (V) shall not be deemed to exist or have occurred as a result of the execution of such Acquisition Agreement or Asset Sale Agreement, or the adoption of such a Plan of Liquidation, from and after the Abandonment Date if the Effective Date of Termination of the Officer's employment has not occurred on or prior to the Abandonment Date. As used in this Section, the term "Abandonment Date" shall mean the date on which (A) an Acquisition

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      Agreement, Asset Sale Agreement or Plan of Liquidation is terminated
      (pursuant to its terms or otherwise) without having been consummated, (B) the parties to an Acquisition Agreement or Asset Sale Agreement abandon the transactions contemplated thereby, (C) the Bank or the Company abandons a Plan of Liquidation or (D) a court or regulatory body having competent jurisdiction enjoins or issues a cease and desist or stop order with respect to or otherwise prevents the consummation of, or a regulatory body notifies the Bank or the Company that it will not approve, an Acquisition Agreement, Asset Sale Agreement or Plan of Liquidation or the transactions contemplated thereby and such injunction, order or notice has become final and not subject to appeal.

             As used in connection with the foregoing definition of Change in Control, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; "Parent" shall mean any entity that becomes the Beneficial Owner of at least 80% of the voting power of the outstanding voting securities of the Company or of an entity that survives any merger or consolidation of the Company or any direct or indirect subsidiary of the Company; and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation or entity owned,

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directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

             (b) If the Bank or the Company shall relocate its principal executive offices after a Change in Control, and if the Officer shall, as a result, change the Officer's principal residence, the Bank shall (i) promptly pay (or reimburse the Officer for) all reasonable moving expenses incurred by the Officer as a result of such change in the Officer's principal residence, and (ii) indemnify the Officer against, and reimburse the Officer for, any loss incurred as the result of the sale of the Officer's principal residence (which loss shall be computed for the purpose of this Agreement as the difference between the actual sales price (net of closing costs and brokerage fees) of such residence and the fair market value of such residence (computed as of the time the Bank or the Company relocates its principal executive offices) as determined by an independent real estate appraiser designated and paid by the Bank or the Company and acceptable to the Officer), provided that such sale of the Officer's principal residence occurs within six months after the Bank or the Company relocates its principal executive offices.

             (c) (i) If a Change in Control shall occur, the Officer shall be entitled to the compensation and benefits provided in paragraphs (d), (e), (f) and (g) of this Section 11 upon the subsequent termination of the Officer's employment, at any time during the remaining Term in effect at the time of the Change in Control, by the Bank (including, without limitation, a termination for permanent disability), other than a termination for cause, provided that the rights to any such compensation and benefits shall be subject to the limitations and provisions set forth in Section 8(c).

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             (ii) If (A) a Change in Control shall occur, and thereafter the
Bank (notwithstanding its right to do so under Section 4 or Section 5) either
(B) makes a material change in the Officer's functions, duties or responsibilities, which change would cause the Officer's position with the Bank to become one of lesser responsibility, importance or scope from that in effect immediately prior to the time of the Change in Control, or (C) reduces the Officer's annual salary to a level below that in effect immediately prior to the Change in Control (an event specified in clause (B) or (C) is hereafter referred to as a "Material Change"), the Officer shall be entitled to the compensation and benefits provided in paragraphs (d), (e), (f) and (g) of this
Section 11 (subject to the limitations and provisions set forth in Section 8(c)) upon the subsequent termination of the Officer's employment, at any time during the remaining Term in effect at the time of the Change in Control, by the Officer.

             (iii) If the Officer's employment is terminated by the Bank or by reason of the Officer's permanent disability during the Term but after the expiration of the remaining Term in effect at the time of the Change in Control, then the provisions of Section 6 or 8 (as the case may be) shall apply in lieu of the provisions of paragraphs (d), (e), (f) and (g) of this Section
11. If the Officer's employment is terminated by the Officer during the Term but after the expiration of the remaining Term in effect at the time of the Change in Control (or if the Officer's employment is terminated by the Officer during the remaining Term in effect at the time of the Change in Control and no Material Change shall have occurred), then the provisions of Section 9 shall apply in lieu of the provisions of paragraphs (d), (e), (f) and (g) of this
Section 11.

             (iv) Only for purposes of determining whether there has been a termination of the Officer's employment during the remaining Term in effect at the time of a Change in Control (as

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specified in paragraphs (c)(i) and (c)(ii) of this Section 11, as the case may
be) so as to entitle the Officer to the compensation and benefits provided in paragraphs (d), (e), (f) and (g) of this Section 11, a termination of the Officer's employment following such a Change in Control shall be deemed to have occurred on such date during the remaining Term that (A) notice of termination is given by the Bank or the Officer to the other (regardless of the Effective Date of Termination specified in such notice) or (B) notice of non-renewal pursuant to Section 2(a) is given by the Bank to the Officer (regardless of the date on which the Term expires). In the event that notice of non-renewal pursuant to Section 2(a) is given by the Bank to the Officer during the remaining Term in effect at the time of a Change in Control, the termination of employment in connection with such notice of non-renewal shall, for purposes of Sections 8(c) and 11(h), be treated as a termination of employment described by paragraph (c)(i) of this Section 11. Notwithstanding the immediately preceding sentences, the Officer shall continue to be employed by the Bank pursuant to this Agreement until (1) the Effective Date of Termination specified in the notice of termination or (2) the end of the remaining Term in effect when notice of non-renewal is given pursuant to Section 2 of this Agreement.

             (d)(i) Upon the occurrence of a Change in Control followed by any termination of the Officer's employment pursuant to Section 11(c)(i) or
(c)(ii), to the extent not otherwise limited pursuant to Section 8(c), the Bank shall pay the Officer, as a severance payment for services previously rendered to the Bank, a lump sum equal to three times the Officer's Annual Compensation, as in effect immediately prior to the Effective Date of Termination (without regard to any decrease in the Officer's Annual Compensation made after the Change in Control). As used in this Section 11(d)(i), the term "Annual Compensation" shall mean, at any time, an

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amount equal to the sum of (A) the Officer's annual salary (as defined in
Section 5(a)) at such time, plus (B) 100% of the target bonus or other cash incentive that the Officer is eligible to earn in such year pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Bank in effect for such year that provides for bonuses or other cash incentives, or if no such plan or program has been adopted with respect to such year, 100% of the target bonus or other cash incentive that the Officer was eligible to earn in the most recent year in which such a plan or program was in effect.

             (ii) Upon the occurrence of a Change in Control followed by any termination of the Officer's employment pursuant to Section 11(c)(i) or
(c)(ii), to the extent not otherwise limited pursuant to Section 8(c): (A) each Non-Accelerated Stock Option held by the Officer shall (to the extent permitted by the plan under which such Non-Accelerated Stock Option was granted), notwithstanding anything to the contrary in the grant letter or option agreement related to such Non-Accelerated Stock Option and regardless of the actual Effective Date of Termination, vest and become exercisable in accordance with the provisions of, and remain exercisable for the term specified in, such grant letter or option agreement as if there had been no termination of the Officer's employment and the Officer remained in the employment of the Bank for the entire term of such Non-Accelerated Stock Option and (B) each Vested Stock Option held by the Officer shall (to the extent permitted by the plan under which such Vested Stock Option was granted), notwithstanding anything to the contrary in the grant letter or option agreement related to such Vested Stock Option and regardless of the actual Effective Date of Termination, remain exercisable for the term specified in such grant letter or option agreement as if there had been no termination of the Officer's employment and the Officer remained in the employment of the Bank for the entire term of such Vested Stock Option. As used in this
Section 11(d)(ii), the term (I) "Non-Accelerated Stock Option" shall mean any stock option (including any tandem stock appreciation right) previously or hereafter granted to the Officer under a stock incentive or stock option plan of the Company that has not, pursuant to the provisions of such stock incentive or stock option plan or the grant letter or option agreement pursuant to which such stock option was granted to the Officer, vested and become exercisable prior to the Effective Date of Termination and (II) "Vested Stock Option" shall mean any stock option (including any tandem stock appreciation right) previously or hereafter granted to the Officer under a stock incentive or stock option plan of the Company that vests and becomes exercisable prior to the Effective Date of Termination.

             (e) Any payment pursuant to Section 11(d)(i) or 11(g)(ii) shall be made to the Officer within 30 days after the Effective Date of Termination.

             (f) Upon the occurrence of a Change in Control followed by any termination of the Officer's employment pursuant to Section 11(c)(i) or
(c)(ii), to the extent not otherwise limited pursuant to Section 8(c), the Bank shall cause to be continued until the end of the remaining Term in effect immediately prior to the giving of notice of termination or non-renewal (or the Officer's earlier death) life, disability, medical and dental insurance coverage as is otherwise maintained by the Bank for full-time employees, provided that the Officer shall continue to pay all amounts in respect of such coverage that an employee receiving the same level of coverage is or would be required to pay.

             (g)(i)(A) On and after any Change in Control, to the extent not otherwise limited pursuant to Section 8(c)(i), the Officer shall be eligible to be paid, under the SERP, a SERP benefit, to the extent vested (and subject to additional vesting in accordance with the terms of the SERP as such plan provided immediately prior to the Change in Control, or if it results in a greater vested percentage, with vesting determined otherwise pursuant to this Section 11(g)(i)), that is not less than a benefit calculated based upon the amount of the Officer's "Pension Goal" and "Average Compensation" and the otherwise applicable terms of the SERP, each as determined immediately prior to the Change in Control. The rights of the Officer and the obligations of the Bank with respect to the benefits described under this Section 11(g)(i)(A) shall survive the termination of this Agreement.

                    (B) In the event of termination of the Officer's employment pursuant to Section 11(c)(i) or (c)(ii), to the extent not otherwise limited pursuant to Section 8(c), notwithstanding any vesting provisions that would in other circumstances require further service under the SERP, the Officer shall be fully vested in the Officer's SERP benefit, which shall otherwise be payable in accordance with the terms of the SERP and, as applicable, Section 11(g)(i)(A).

             (ii) In the event of termination of the Officer's employment pursuant to Section 11(c)(i) or (c)(ii), to the extent not otherwise limited pursuant to Section 8(c), the Officer shall be entitled to receive in a lump sum payment an amount equal to any amounts forfeited by the Officer under the Company's qualified defined contribution plan(s) and under the Company's Benefit Restoration Plan (solely to the extent such Benefit Restoration Plan supplements benefits under a defined contribution plan) as in effect immediately prior to the Change in Control (or, if more favorable to the Officer, as in effect immediately prior to the Effective Date of Termination).

             (h)(i) If, on account of events described in Sections 11(c)(i) or 11(c)(ii) following a Change in Control, any payment or other benefit paid or to be paid or any property transferred or to be transferred (collectively, a "Severance Payment") with respect to one or more calendar years by or on behalf of the Bank (or any affiliate of the Bank) to the Officer pursuant to this Agreement in connection with such Change in Control shall constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Code subject to the tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Bank shall pay to the Officer an additional amount (the "Gross Up Payment") such that the amount paid or transferred to the Officer, after deduction of any Excise Tax on the Severance Payment, and any federal, state and local income tax, employment tax and Excise Tax upon the Gross Up Payment, shall be equal to the Severance Payment. In addition, if, absent a Change in Control or in other circumstances following a Change in Control, notwithstanding the reductions mandated by Section 8(c), the SERP benefits otherwise payable to the Officer shall constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Code subject to the Excise Tax, then the Bank shall pay to the Officer one or more Gross Up Payments such that the amount of such Gross Up Payments, when combined with such SERP benefits, after deduction of any Excise Tax on the SERP benefits, and any federal, state and local income tax, employment tax and Excise Tax upon the Gross Up Payments, shall be equal to such SERP benefits.

             (ii) For purposes of determining under Section 11(h)(i) whether any portion of a Severance Payment or SERP benefit will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Severance Payment or SERP benefit and payment provided for in Section 11(h)(i) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280(G)(b)(1) of the Code shall be treated as subject to the Excise Tax, unless and to the extent that tax counsel selected by the Bank's independent auditors and acceptable to the Officer is of the opinion that the Severance Payment or SERP benefit (in whole or in part) does not constitute a "parachute payment" or such "excess parachute payment" (in whole or in part) represents reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the allocable base amount within the meaning of Section 280G(b)(3) of the Code, or the Severance Payment or SERP benefit is otherwise not subject to the Excise Tax, (B) the amount of the Severance Payment or SERP benefit that is treated as subject to the Excise Tax shall be equal to the lesser of (X) the total amount of the Severance Payment or SERP benefit, as applicable, and (Y) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (A) above), (C) any Gross Up Payment pursuant to Section 11(h)(i) shall be treated as subject to the Excise Tax in its entirety and (D) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Bank's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

             (iii) If in circumstances described in Section 11(h)(i), by reason of the filing by the Officer of an amended tax return, an audit by the Internal Revenue Service or other taxing authority, or a final determination by a court of competent jurisdiction, it is determined that "excess parachute payments" exceeding those previously reported in the Officer's tax returns were received by the Officer and as a result an additional Excise Tax (the "Additional Excise Tax") shall become due, the Bank shall pay the Officer an additional amount (the "Subsequent

Gross Up Payment") such that the amount paid or transferred to the Officer, after deduction of (A) any Additional Excise Tax and (B) on an after tax basis, any interest, additions and penalties with respect to the Additional Excise Tax and (C) any federal, state and local income tax, employment tax and Excise Tax upon the Subsequent Gross up Payment and (D) the payments provided for in
Section 11(h)(i), shall be equal to the Severance Payment or SERP benefits, as appropriate.

             (iv) Any Gross Up Payment required hereunder shall be made at least ten days prior to the due date (without regard to extensions) of the Officer's federal income tax return for the year with respect to which the "excess parachute payment" is deemed made under the Code. Any Subsequent Gross Up Payment required hereunder shall be made to the Officer within 30 days after the amount thereof is determined. Notwithstanding the two immediately preceding sentences, the Bank shall pay any federal, state and local tax or taxes and employment taxes required to be withheld from the Officer's wages (within the meaning of Section 3121 and 3402 of the Code) with respect to the "excess parachute payment" and any such tax or taxes paid by the Company or the Bank to the Internal Revenue Service or state or local taxing authority shall constitute payment to the Officer.

             (v) If the Excise Tax is finally determined (whether by the filing of an amended tax return by the Officer by audit of the Internal Revenue Service or other taxing authority, or by a final determination of a court of competent jurisdiction) to be less than the amount paid to or on behalf of the Officer under the provisions of Sections 11(h)(i)-(iv) and the overpayment is refunded to the Officer, the Officer shall repay to the Bank, promptly following the receipt of the refund, the portion of the Gross Up Payment (and/or Subsequent Gross Up Payment) attributable to such reduction of the Excise Tax (plus the portion attributable to federal, state and local income tax and employment taxes imposed on the portion being repaid by the Officer but only to the extent that the repayment may result in a tax benefit to the Officer under Section 1341 of the Code and similar provisions of applicable state and local law).

             (vi) The provisions of this Section 11(h) shall inure to the benefit of the Officer during the Term of this Agreement regardless of whether or not the Officer's employment is terminated, and if the Officer's employment is terminated, the rights and obligations of the Officer and the Bank under this Section 11(h) shall survive the termination of this Agreement.

             12. Post-Termination Obligations of the Officer. (a) Upon any termination of the Officer's employment during the Term of this Agreement or upon termination of the Officer's employment after the expiration of the Term of this Agreement or upon retirement, the Officer agrees (i) not to make any disclosure in violation of Section 12(b), (ii) to return to the Bank all material documents relating to the business of the Bank that are in the Officer's possession or under the Officer's control, and (iii) except if the termination or retirement occurs after a Change in Control, not to solicit (directly or indirectly), for one year following the Effective Date of Termination (or date of termination after the expiration of the Term) or retirement, the employment of any person who is an employee of the Bank on the Effective Date of Termination (or date of termination after the expiration of the Term) or retirement or who, within six months prior to the Effective Date of Termination (or date of termination after the expiration of the Term) or retirement, was an employee of the Bank, unless the Officer receives written permission from the Bank to engage in the activities proscribed by this Section 12(a) or by Section 12(b) or to be relieved of any obligation under Section 12(a)(ii).

             (b) The Officer recognizes and acknowledges that the confidential business activities and plans for business activities of the Bank and its subsidiaries and affiliates, as they may exist from time to time, are valuable, special and unique assets of the Bank. The Officer shall not, during or at any time after the Officer's employment, disclose any knowledge of the past, present or planned business activities of the Bank or its subsidiaries or affiliates that are of a confidential nature (collectively, the "Bank's Confidential Activities") to any person, firm, corporation, bank, thrift institution or other entity for any reason or purposes whatsoever. Notwithstanding anything in this Section 12(b) to the contrary, the Officer (i) may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas that are not derived from the Bank's Confidential Activities, and (ii) shall not be precluded from disclosures respecting the Bank's Confidential Activities that are (A) made pursuant to compulsory legal process or when required by an appropriate governmental agency; (B) public knowledge or become public without the Officer's breach of this Section 12(b); (C) already known to the party to whom the Officer makes such disclosures; or (D) approved by the Bank for disclosure.

             (c) The parties, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Officer's breach or threatened breach of Section 12(a) or (b), agree that in the event of such breach or threatened breach by the Officer, the Bank will be entitled, in addition to any other remedies and damages that may be available, to seek and obtain an injunction to restrain the violation of Section 12(a) or (b) by the Officer.

             13. Notices. All notices under this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, (a) to the Bank, at its address set forth above (to the attention of its Chief Executive Officer), and (b) to the

Officer, at the Officer's residence address as appearing in the records of the Bank, or to such other address as either party may hereafter designate in writing in the manner provided in this Section 13. All notices under this Agreement shall be deemed given (i) upon receipt if delivered personally or
(ii) two days after deposit in a facility of the U.S. Postal Service with postage prepaid. As used in this Agreement, the term "Effective Date of Termination" shall mean (A) the date specified in a notice hereunder on which such Officer's employment is to terminate, provided, however, that no such notice shall specify an Effective Date of Termination that is prior to the date on which any such notice is given or (B) for purposes of Section 11 only, the date on which the Term is to expire as a result of a notice of non-renewal given by the Bank to the Officer pursuant to Section 2 of this Agreement.

             14. Complete Understanding. On and after the date as of which this Agreement is effective, this Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof and merges and supersedes all prior oral and written agreements and understandings (including, but not limited to, the Agreement between the parties that was initially signed by the Officer on June 16, 1997 and was dated as of March 1, 1998) and all contemporaneous oral agreements and understandings with respect to the subject matter hereof, including without limitation any other employment agreement heretofore executed by the Officer and the Bank or any of its subsidiaries or affiliates. This Agreement may not be amended, terminated or rescinded except in a writing signed by the party to be charged.

             15. No Duty to Mitigate. Except as otherwise expressly provided herein, if the Officer shall continue to receive compensation or benefits or severance pay pursuant to this Agreement after its termination, (a) the Officer shall have no duty to mitigate such payments by seeking or obtaining other employment or otherwise, and (b) in the event the Officer does obtain other employment, such payments from the Bank shall not be reduced by compensation received from such other employment.

             16. No Waiver. The failure of either party at any time to require performance by the other party of a provision of this Agreement or to resort to a remedy at law or in equity or otherwise shall in no way affect the right of such party to require full performance or to resort to such remedy at any time thereafter nor shall a waiver by either party of the breach of any provision of this Agreement be taken or held to be a waiver of any subsequent breach of such provision unless expressly so stated in writing. No waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party to be charged.

             17. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles applied in the State of New York.

             18. Headings. The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or interpretation of this Agreement.

             19. Severability. If any provision of this Agreement is held by a court or other authority having competent jurisdiction to be invalid, void or otherwise unenforceable, in whole or in part, by reason of any applicable law, statute or regulation or any interpretation thereof, then (a) the remainder of the provisions of this Agreement shall remain in full force and effect and in no way be affected, impaired or invalidated and (b) the provision so held to be invalid, void or otherwise unenforceable shall be deemed modified in amount, duration, scope or otherwise to the minimum extent necessary so that such provision shall not be invalid, void or otherwise unenforceable by reason of such law, statute, regulation or interpretation and such provision, as so modified, shall remain in full force and effect.

             20. Payment of Legal Fees. If, following a Change in Control, any legal action or proceeding is commenced to enforce or interpret the provisions of this Agreement, or to recover damages for its breach, all reasonable legal fees, disbursements and court costs paid or incurred by the Officer arising out of or resulting from such action or proceeding shall be paid or reimbursed to the Officer by the Bank, provided the Officer shall be the prevailing party in such action or proceeding.

             21. Assumption by Company. This Agreement shall be assumable by the Company at its election. Following any such election, the obligations of the Bank under this Agreement shall become the obligations of the Company.

                  [Remainder of Page Intentionally Left Blank]

             22. Taxes. Any payments due to the Officer pursuant to this Agreement shall be reduced by all applicable federal, state, city or other taxes required by law to be withheld with respect to such payments.

             23. Limitation on Payments. Any payments made to the Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

                              THE DIME SAVINGS BANK OF NEW YORK, FSB



                                    By: /s/ Lawrence J. Toal
                                        ------------------------------
                                          Lawrence J. Toal
                                          Chief Executive Officer


Dated:                                  /s/ Gene C. Brooks
       ----------------------           ------------------------------
                                                Gene C. Brooks